Alpha NR Holding, Inc
Computation of Ratio of Earnings to Fixed Charges
(Amounts in thousands except ratio)

	Alpha NR Holding,
	Inc.		ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc.			Predecessor

	Year Ended	Year Ended	Year Ended	Year Ended	December 14, 2002 to	January 2002 to
	December 31,	December 31,	December 31,	December 31,	December 31,	December 13,
	2006	2005	2004	2003	2002	2002
Earnings:
Income (loss) from continuing operations before income tax	$97,646	$43,297	$50,319	$4,814	$(969)	$(41,520)
Adjustments:
Fixed charges	43,051	30,259	20,382	7,879	213	526
Amortization of capitalize interest	16	8	2	—	—	—
Capitalized interest	(827)	(427)	(148)	—	—	—
Minority interest	—	(2,918)	(22,781)	(1,164)	—	—
	$139,886	$70,219	$47,774	$11,529	$(756)	$(40,994)

Fixed Charges:
Interest expense	$41,774	$29,647	$20,041	$7,848	$203	$35
Portion of rental expense representative of interest	450	185	193	31	10	491
Capitalized interest	827	427	148	—	—	—
	$43,051	$30,259	$20,382	$7,879	$213	$526

Ratio of earnings to fixed charges	3.25	2.32	2.34	1.46	(3.55)	(77.94)
Deficiency amount	$—	$—	$—	$—	$(969)	$(41,520)